Exhibit 8.1

SUBSIDIARIES OF PROQR THERAPEUTICS N.V.

The following is a list of subsidiaries of the Company (and jurisdiction of incorporation) as of December 31, 2018.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
ProQR Therapeutics Holding B.V.	Netherlands
ProQR Therapeutics I B.V.	Netherlands
ProQR Therapeutics II B.V.	Netherlands
ProQR Therapeutics III B.V.	Netherlands
ProQR Therapeutics IV B.V.	Netherlands
ProQR Therapeutics VI B.V.	Netherlands
ProQR Therapeutics VII B.V.	Netherlands
ProQR Therapeutics VIII B.V.	Netherlands
ProQR Therapeutics IX B.V.	Netherlands
ProQR Therapeutics I Inc.	United States
Amylon Therapeutics B.V.	Netherlands
Amylon Therapeutics, Inc.	United States